UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

____________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2024

REMITLY GLOBAL, INC.

(Exact name of Registrant as Specified in Its Charter)

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Delaware	001-40822	83-2301143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Third Avenue, Suite 2100

Seattle, WA 98101

(Address of Principal Executive Offices and Zip Code)

(888) 736-4859

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	RELY	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2024, the Board of Directors (the “Board”) of Remitly Global, Inc. (the “Company”) approved the appointment of Vikas Mehta as Chief Financial Officer (“CFO”) of the Company, effective as of Mr. Mehta’s commencement of employment with the Company. Mr. Mehta will report to the Company’s Chief Executive Officer in this position.

Since May 2023, Mr. Mehta has served as Chief Financial Officer of Komodo Health. Previously, Mr. Mehta served as the Chief Financial Officer of Anaplan from 2021 to 2022. Prior to that role, Mr. Mehta served as the Nike Direct Chief Financial Officer from 2020 to 2021 and prior to that, Mr. Mehta was the VP of Finance at Walmart e-Commerce from 2019 to 2020. Mr. Mehta also held various finance leadership roles at Microsoft from 2008 to 2018.

The Company issued a press release on July 31, 2024 announcing Mr. Mehta’s appointment, a copy of which is attached as Exhibit 99.1 to this report. Hemanth Munipalli will resign from his position with the Company effective August 19, 2024. Mr. Munipalli’s resignation did not result from any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates, or judgments. Mr. Munipalli will oversee the transition of his duties through September 30, 2024.

Pursuant to the terms of Mr. Mehta’s offer of employment, he will receive an annual base salary of $290,000, subject to annual review. Mr. Mehta will also be eligible to receive an equity award in the form of restricted stock units that will be the higher of either 875,000 units or a value of $12,000,000, in either case vesting over four years. Mr. Mehta will also be eligible to receive a cash payment of $2,000,000 (the “Payment”), which will vest quarterly over a two-year period after the commencement of his employment. In the event that Mr. Mehta’s employment is terminated by the Company for any reason other than for cause within one year of his start date, the Company will pay Mr. Mehta an aggregate amount of $1,000,000 minus any portion of the Payment already paid. Mr. Mehta will be eligible to participate in all employee benefit plans and programs generally available to the Company’s associates and officers, including the Company’s 401(k) Plan.

In addition, Mr. Mehta has entered into an employment agreement with the Company, consistent with the employment agreements with the Company’s other executives. The employment agreement generally states that he will receive an annual base salary, that he is eligible to participate in the Company’s employee benefit plans to the extent he meets eligibility requirements, that his employment is on an at-will basis, and that he does not have a fixed employment term. Mr. Mehta and the Company have also entered into a Change in Control and Severance Agreement consistent with Exhibit 10.5 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Further, on July 26, 2024, Rene Yoakum, the Company’s EVP, Customer and Culture provided notice that she will retire from the Company effective December 31, 2024. In the interim, Ms. Yoakum will oversee the transition of her duties to her reports. Ms. Yoakum’s retirement did not result from any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates, or judgments.

The foregoing description of the agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text thereof.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated July 31, 2024
104	Cover page interactive data file (embedded with the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Remitly Global, Inc.

Date: July 31, 2024	By:	/s/ Saema Somalya
Saema Somalya
Executive Vice President, Legal and Risk